SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


Filed by the Registrant [ ]

Filed by a Party other than the Registrant    [x]

Check the appropriate box:

[  ]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[  ]     Definitive Proxy Statement
[  ]     Definitive Additional Materials
[X ]      Soliciting Material Pursuant to ss. 240.14a-12

                             Mylan Laboratories Inc.

                (Name of Registrant as Specified In Its Charter)

                                 Carl C. Icahn,
                   Barberry Corp., Hopper Investments LLC and
                         High River Limited Partnership


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]      No fee required.

[   ]    Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:



     2) Aggregate number of securities to which transaction applies:



     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



         4)       Proposed maximum aggregate value of transaction:



         5)       Total fee paid:



[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by Exchange  Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:



     2) Form, Schedule or Registration Statement No.:



     3) Filing Party:



     4) Date Filed:




     On December 2, 2004, the New York Times published an article titled "Nothing Ventured, Everything Gained," a copy of which is attached hereto.



     SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF MYLAN LABORATORIES INC. FOR USE AT ITS SPECIAL MEETING WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF MYLAN LABORATORIES INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY MR. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 2004 WITH RESPECT TO MYLAN LABORATORIES INC. THAT SCHEDULE 14A IS CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE.

NOTHING VENTURED, EVERYTHING GAINED

Hedge Fund Gets Voting Stake While Holding No Economic Interest

By Andrew Ross Sorkin


     A new trading tactic that could tip proxy fights and takeover battles has emerged from the shadows of the hedge fund industry, igniting outrage among some investors and corporate governance experts.

     The tactic is a complex hedging technique that allows an investor to buy a voting stake without actually holding an economic interest in the company. While Wall Street has long speculated about such a tactic, it was not until this week that the first signs of such a strategy were disclosed amid a takeover fight for King Pharmaceuticals, a generic drug maker, by its larger rival, Mylan Laboratories.

     The Perry Corporation, a New York-based hedge fund, owns seven million shares of King, hoping to profit from the spread between the price Mylan offered for King shares, $16.49, and King's actual share price, which closed yesterday at $12.42. If the deal is completed, Perry stands to make over $28 million, based on figures in a filing with the Securities and Exchange Commission on Tuesday.

     Perry appears to have set up a sophisticated swap trade with Bear Stearns and Goldman Sachs so that it now controls about 10 percent of Mylan's votes, with limited or no exposure to fluctuations in Mylan's share price. While the language in the filing is opaque, Perry seems to have accomplished this by buying 26.6 million shares of Mylan while having Bear Stearns and Goldman Sachs sell the same number of shares short, removing any risk for either side.

     The move, which leaves Perry as the largest, if indirect, shareholder of Mylan, could help ensure that Mylan receives enough shareholder votes to approve the deal for King at a time when the next-biggest shareholder of Mylan, Carl C. Icahn, is trying to block the merger.

     If other investors were to employ the same trading method, it could have far-reaching implications on corporate elections and shareholder votes because sophisticated investors could effectively buy shareholder votes without putting money at risk. There has been talk on Wall Street that similar tactics may have been used in the 2002 proxy fight over the $24 billion merger of Hewlett-Packard and Compaq Computer and the $1.5 billion acquisition of MONY by AXA of France this year.

     "It's a little scary what is going on here," said Nell Minow, editor of Corporate Library, an independent research firm specializing in corporate governance. "You're allowing someone to manipulate the market. It undermines the whole concept of linking ownership and control. It is not illegal, but the question is, 'Should it be?' I say, 'Yes.' The vote should accompany some kind of underlying interest."

     George Travers, director of compliance for Perry, declined to comment. Perry, with about $8 billion under management, is run by Richard C. Perry, a former banker at Goldman.

     Mr. Icahn is furious about the Perry trade, which would have the result of negating his own 10 percent stake in Mylan.

     "If this is true, in our opinion, this maneuver is rigging an election, plain and simple, and robbing shareholders of the right to have a meaningful vote - one of the few rights they have left," Mr. Icahn said. "If hedge funds or any other investors are permitted to dictate the outcome of corporate elections without having economic interest in the companies, then any semblance of corporate democracy we still have in our country would become a travesty."

     The apparent use of such a tactic will only help fuel the debate over whether there should be more regulation of hedge funds, which are privately managed pools of assets that are typically open only to wealthy investors. Their secretive practices have been questioned as the assets and influence of such funds have grown sharply in recent years.


     To be sure, investors - not just hedge funds - have long tried to game the system of owning shares to influence votes. Indeed, shareholders often buy shares for only a brief period before a record date or deadline that gives them the right to vote and then they immediately sell the shares.

     But the technique seemingly being applied by Perry would take gaming the system to a new extreme because the company would be getting the opportunity to vote without ever having a true economic interest in the shares.

     Still, some experts are not sure the technique should be made illegal. "I agree it's a new unprecedented factor, but I'm hesitant to say the law could manage this," said John C. Coffee, a specialist on securities law at Columbia. "A shareholder has no fiduciary duty to other shareholders."